Exhibit 10.1

REDEMPTION AND WAIVER AGREEMENT

THIS REDEMPTION AND WAIVER AGREEMENT (this “Agreement”) is made and entered into effective as of March , 2024 (the “Effective Date”) by and between QUANTUM COMPUTING INC., a Delaware corporation (the “Company”), and the undersigned individuals (individually each a “Shareholder” and collectively “Shareholders”).

WHEREAS, the Company has authorized the issuance of up to 1,550,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) pursuant to that certain Certificate of Designations, Preferences and Rights of the Series A Preferred Stock filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on or about November 10, 2021 and as amended via the filing of a Certificate of Amendment with the Delaware Secretary of State on or about December 16, 2021 (collectively, the “Certificate of Designation”);

WHEREAS, all issued and outstanding shares of the Preferred Stock are owned by the Shareholders (collectively, the “Shares”);

WHEREAS, Exhibit A attached hereto lists the respective Shares owned by each Shareholder;

WHEREAS, the Shareholders owned warrants to purchase shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”) issued in connection with the Shareholders’ purchase of the Shares (as subsequently amended, collectively, the “Warrants”). The Warrants expired effective November 15, 2023 and are hence no longer outstanding.

WHEREAS, each Shareholder purchased their respective Shares and Warrant pursuant to that certain Securities Purchase Agreement by and between the Company and each Shareholder entered into in November 2021 and amended in December 2021 (collectively, the “SPA”); and

WHEREAS, subject to the terms and conditions of this Agreement, the Shareholders wish to sell their respective Shares to the Company as shown on Exhibit A (the “Redeemed Shares”) and the Company wishes to redeem the Redeemed Shares, in exchange for waivers by the Shareholders of certain rights granted to them by the Certificate of Designation and SPA.

NOW, THEREFORE, in accordance with each of Section 25 of the Certificate of Designation and Section 5.5 of the SPA, and in consideration of the premises, the mutual agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1.

PURCHASE AND SALE OF THE SHARES

1.1. Purchase and Sale. On the terms and conditions contained in this Agreement, on each “Monthly Payment Date” (as such term is defined in Section 2.2 hereof), the Company, at its sole discretion, shall make a payment for and purchase a certain portion of each Shareholder’s Redeemed Shares and each Shareholder shall sell and assign that same portion of its Redeemed Shares to the Company. Each Shareholder acknowledges the Company expects there to be eighteen (18) Monthly Payment Dates. For the avoidance of doubt, if any Shareholder converts, pursuant to Section 5(a)(i) of the Certificate of Designation, any portion of their Shares into shares of Common Stock, such conversion shall reduce the amount of such Shareholder’s Redeemed Shares.

ARTICLE 2.

PURCHASE PRICE

2.1. Purchase Price. The per share purchase price for the Redeemed Shares shall be $5.50 (the “Purchase Price”), subject to adjustment for stock splits, dividends, recapitalizations and similar corporate events.

2.2. Monthly Payment Date. Within four (4) calendar days of the Effective Date of this Agreement for the initial payment (the “Initial Payment”) or on or prior to the fourth (4th) Business Day (as defined in the Certificate of Designation) following the beginning of each future calendar month, starting with the calendar month beginning on May 1, 2024 (each such date, a “Monthly Payment Date”), the Company shall pay the Purchase Price to the Shareholders for each of a minimum of approximately one eighteenth (1/18) of each Shareholder’s Redeemed Shares (the “Monthly Redemption Threshold”) by ACH transfer of funds in exchange for such portion of each Shareholder’s Redeemed Shares. In lieu of fractional Redeemed Shares, the number of shares shall be rounded up each time. For the avoidance of doubt, the Company has no obligation to make any payments on any Monthly Payment Date; and the Company may, at its sole discretion, redeem more than the Monthly Redemption Threshold of each Shareholder’s Redeemed Shares on any Monthly Payment Date. If the Company elects to redeem more than the Monthly Redemption Threshold of each Shareholder’s Redeemed Shares on any Monthly Payment Date, the Company may apply the amount in excess of the minimum one eighteenth (1/18) of each Shareholder’s Redeemed Shares to any future Monthly Payment Date (by way of example only, if the Company redeems one nineth (1/9) of each Shareholder’s Redeemed Shares on the Monthly Payment Date for May 2024, redeems one eighteenth (1/18) of each Shareholder’s Redeemed Shares on the Monthly Payment Date for June 2024 and opts to not redeem additional shares for July 2024, the excess Redeemed Shares from May 2024 shall apply towards the Monthly Redemption Threshold for the calendar month of July 2024).

ARTICLE 3.

SHAREHOLDERS’ WAIVERS

3.1. Waiver by Shareholders of Certain Certificate of Designation Rights. Each Shareholder hereby acknowledges, confirms, and agrees that for the calendar month following the date in March or April, as applicable, the initial payment is made (the calendar month ending April 30, 2024) and for each one (1) calendar month directly following subsequent payments of the Purchase Price by the Company to each Shareholder for the pro rata Redeemed Shares on a Monthly Payment Date, the following sections of the Certificate of Designation granting each Shareholder certain rights shall be automatically and fully waived and each Shareholder shall have no rights with regard to such sections (by way of example only, such waiver shall be in effect for the entire month of April 1, 2024 to April 30, 2024, following the initial payment within four (4) calendar days of the Effective Date of this Agreement. For the next calendar month, May 2024, the waiver shall be in effect for the entire month of May 1, 2024 to May 31, 2024, following the payment on or prior to May 6, 2024, the fourth (4th) Business Day of May):

(a) Section 4(a) Redemption at Option of the Corporation;

(b) Section 4(b) Accrual and Payment of Dividends;

(c) Section 4(c) Participating Dividends; and

(d) Section 5(f) Subsequent Financing.

Further, each Shareholder hereby acknowledges, confirms, and agrees to waive Section 4(b), Accrual and Payment of Dividends, for the calendar quarter ending March 31, 2024, upon receipt of the Initial Payment.

For the avoidance of doubt, Section 3.1 of this Agreement shall be of no force or effect for each one (1) calendar month directly following a Monthly Payment Date if the Company does not make payment of the Purchase Price on such Monthly Payment Date.

In addition, solely with regard to Section 3.1(d), if the Company conducts a transaction that would have given the Shareholders rights pursuant to Certificate of Designation Section 5(f) Subsequent Financing, while a waiver of such section was in effect (the “Waived COD Transaction”), the Shareholders shall have the right to put such section into effect with regard to such Waived COD Transaction in future months in which no payment was made on the prior Monthly Payment Date. By way of example only, if payment is made by the Company on or prior to each of the Monthly Payment Dates for May 2024 and June 2024 but payment is not made on or prior July 5, 2024, the fourth Business Day of July 2024, and the Company conducts a Waived COD Transaction on July 15, 2024, the Shareholders shall have the right to put Certificate of Designation Section 5(f), Subsequent Financing, into effect with regard to the Waived COD Transaction starting on July 15, 2024.

3.3. Waiver by Shareholders of Certain SPA Rights. Each Shareholder hereby acknowledges, confirms, and agrees that for each one (1) calendar month directly following payment of the Purchase Price by the Company to each Shareholder for the pro rata Redeemed Shares on a Monthly Payment Date, the following sections of the SPA granting each Shareholder certain rights shall be automatically and fully waived and each Shareholder shall have no rights with regard to such sections (by way of example only, such waiver shall be in effect for the entire month of April 1, 2024 to April 30, 2024, following the initial payment within four (4) calendar days of the Effective Date of this Agreement. For the next calendar month, May 2024, the waiver shall be in effect for the entire month of May 1, 2024 to May 31, 2024, following the payment on or prior to May 6, 2024, the fourth (4th) Business Day of May):

(a) Section 4.19 Participation in Future Financing; and

(b) Section 5.23 Terms of Future Financings.

For the avoidance of doubt, Section 3.3 of this Agreement shall be of no force or effect for each one (1) calendar month directly following a Monthly Payment Date if the Company does not make payment of the Purchase Price on such Monthly Payment Date.

In addition, solely with regard to Section 3.3(b), if the Company conducts a transaction that would have given the Shareholders rights pursuant to SPA Section 5.23 Terms of Future Financings, while a waiver of such section was in effect (the “Waived SPA Transaction”), the Shareholders shall have the right to put such section into effect with regard to such Waived SPA Transaction in future months in which no payment was made on the prior Monthly Payment Date. By way of example only, if payment is made by the Company on or prior to each of the Monthly Payment Dates for May 2024 and June 2024 but payment is not made on or prior July 5, 2024, the fourth Business Day of July 2024, and the Company conducts a Waived SPA Transaction on July 15, 2024, the Shareholders shall have the right to put SPA Section 5.23, Terms of Future Financings, into effect with regard to the Waived SPA Transaction starting on July 15, 2024.

3.4. Agreement by Shareholders to Amend Definition of a Term in the Certificate of Designation. Each Shareholder hereby acknowledges, confirms, and agrees that for each one (1) calendar month directly following payment of the Purchase Price by the Company to each Shareholder for the pro rata Redeemed Shares on a Monthly Payment Date, the definition of “Stated Value” in Section 1(yy) of the Certificate of Designation shall be amended in its entirety to read as follows by way of example only, such amended definition shall be in effect for the entire month of April 1, 2024 to April 30, 2024 following the initial payment within four (4) calendar days of the Effective Date of this Agreement. For the next calendar month, May 2024, the amended definition shall be in effect for the entire month of May 1, 2024 to May 31, 2024, following the payment on or prior to May 6, 2024, the fourth (4th) Business Day of May):

“(yy) “Stated Value” shall mean $5.50 per share of Series A, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Series A (including any adjustment for a Triggering Event).”

For the avoidance of doubt, Section 3.4 of this Agreement shall be of no force or effect for each one (1) calendar month directly following a Monthly Payment Date if the Company does not make payment of the Purchase Price on such Monthly Payment Date.

ARTICLE 4.

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF EACH

SHAREHOLDER

In connection with and as an inducement to the Company to enter into this Agreement, each Shareholder represents and warrants to the Company that, as of the Effective Date:

4.1. No Conflicts. The execution and delivery of this Agreement does not, and the performance by such Shareholder of such Shareholder’s obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not, conflict with or result in a violation or breach of any term or provision of any contract, law, order, permit, statute, rule, or regulation applicable to such Shareholder.

4.2. Title to the Shares. Immediately prior to the Effective Date, such Shareholder has good title to, the right to possession of, interest (legal and beneficial) in, and the right to sell such Shareholder’s Redeemed Shares as listed on Exhibit A and that each of the pro rata Redeemed Shares shall be transferred, on each Monthly Payment Date, to the Company free and clear of any pledge, lien, security interest, encumbrance, equitable interest or other restrictions or potentially adverse claim of any kind or nature.

4.3. Third-Party Consents. With respect to such Shareholder, no consent, approval, authorization and order from any third parties are required for the execution and delivery of this Agreement or to carry out the transactions contemplated by this Agreement.

4.4. Authority. Such Shareholder has full legal right, power and authority to enter into and perform such Shareholder’s obligations under this Agreement and to transfer the Redeemed Shares under this Agreement.

4.5. Sophisticated Shareholder. Such Shareholder (a) is a sophisticated individual or entity familiar with transactions similar to those contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Redeemed Shares, (c) has independently and without reliance upon the Company, and based on such information and the advice of such advisors as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that neither the Company nor its affiliates is acting as a fiduciary or financial or investment adviser to such Shareholder, and has not given Shareholder any investment advice, opinion or other information on whether the sale of the Redeemed Shares is prudent. Such Shareholder acknowledges that (i) the Company currently may have, and later may come into possession of, information with respect to the Company that is not known to such Shareholder and that may be material to a decision to sell the Redeemed Shares (“Shareholder Excluded Information”), (ii) such Shareholder has determined to sell the Redeemed Shares notwithstanding its lack of knowledge of Shareholder Excluded Information and (iii) the Company shall have no liability to such Shareholder, and such Shareholder waives and releases any claims that it might have against the Company whether under applicable securities laws or otherwise, with respect to the nondisclosure of Shareholder Excluded Information in connection with the sale of the Redeemed Shares and the transactions contemplated by this Agreement. Such Shareholder understands that the Company will rely on the accuracy and truth of the foregoing representations, and such Shareholder hereby consents to such reliance.

4.6. Enforceability. This Agreement constitutes the legally valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, organization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

4.7. Taxes. Such Shareholder is aware of the tax consequences associated with the transfer of the Redeemed Shares under this Agreement. Such Shareholder acknowledges that the Company has advised such Shareholder that there may be adverse tax consequences to such Shareholder in consummating the sale of the Redeemed Shares. Such Shareholder also acknowledges that the Company has advised such Shareholder that (a) such tax consequences will vary with such Shareholder’s particular circumstances, applicable state tax laws and, in some cases, local tax laws, and (b) such Shareholder should consult its tax advisor regarding all tax consequences relating to the sale of the Redeemed Shares. The Company makes no representations or warranties with respect to the tax consequences of the sale of the Redeemed Shares. Such Shareholder agrees and understands that such Shareholder alone is responsible for the payment of all local, state and/or federal taxes on the payments and any other consideration provided under this Agreement by the Company and any penalties or assessments thereon.

4.8. No Reliance. Such Shareholder acknowledges and agrees that neither the Company, nor any of its stockholders, officers, directors, employees, or agents (other than such Shareholder as set forth herein) have (i) acted as an agent, finder or broker for such Shareholder or such Shareholder’s agents with respect to the offer, redemption and/or sale of the Redeemed Shares, (ii) made any representations or warranties of any kind, express or implied, to such Shareholder or such Shareholder’s agents in connection with the offer, redemption and/or sale of the Redeemed Shares (other than as set forth herein) or (iii) at any time had any duty to such Shareholder or such Shareholder’s agents to disclose any information relating to the Company, its business, or financial condition or relating to any other matters in connection with the offer, redemption and/or sale of the Redeemed Shares. In making such Shareholder’s decision to sell the Redeemed Shares, such Shareholder is relying solely on their own knowledge and experience and the representations and warranties of the Company set forth in Section 5 hereof.

4.9. Acknowledgements. Such Shareholder acknowledges and agrees that (i) the value of the Redeemed Shares may significantly appreciate over time; (ii) the price at which the Company is offering to redeem the Redeemed Shares may not be the highest price that such Shareholder could obtain for the Redeemed Shares in the future; and (iii) such Shareholder is giving up the opportunity to sell the Redeemed Shares at a higher price and to receive the benefit of future appreciation, if any, in the value of the Redeemed Shares. Such Shareholder further represents that such Shareholder has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company, including, without limitation, any strategic transaction, public securities offering, private financing transaction (whether debt or equity), merger, consolidation, recapitalization, reclassification or similar transaction which have been, are being or may be contemplated by the Company; provided, however, that the foregoing shall not limit such Shareholder’s right to rely upon the representations and warranties of the Company contained in Section 5 hereof. Such Shareholder is aware that (a) the Company may sell in the future its shares of Common Stock and/or Preferred Stock at a price substantially higher than the Purchase Price, and (b) if the Company is either sold or consummates a public offering in the future, the consideration received by holders of the Company’s Common Stock and/or Preferred Stock in connection with such transaction or the price in such public offering, as the case may be, may be substantially greater than the Purchase Price.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In connection with and as an inducement to Shareholders to enter into this Agreement, the Company represents and warrants to Shareholders that, as of the Effective Date:

5.1. Authority. The Company has the full power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby and any instruments or agreements required herein.

5.2. Execution and Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms subject to the enforcement of equitable remedies, bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and the judicial limitations of the performance of the remedy of specific performance.

ARTICLE 6.

DELIVERY OF DOCUMENTS

On each Monthly Payment Date, the following documents, instruments and agreements shall be executed and/or delivered:

6.1. By the Company:

(a) the Purchase Price shall be paid to each Shareholder pro rata on each Monthly Payment Date.

6.2. By Shareholders:

(a) the original certificates, if any, evidencing each of the pro rata shares of the Redeemed Shares, free and clear of all liens, encumbrances, security interests and other defects in title; and

(b) an assignment separate from certificate in the form attached hereto as Exhibit B from each Shareholder for such Shareholder’s pro rata respective Redeemed Shares in favor of the Company.

ARTICLE 7.

COVENANTS

7.1. Cooperation. Prior to each Monthly Payment Date, the parties hereto shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the transactions contemplated hereby as promptly as practicable.

ARTICLE 8.

TERMINATION

8.1. Termination. This Agreement may be terminated as follows:

(a) by mutual written consent of all of the parties hereto at any time prior to the final Monthly Payment Date;

(b) if any of the conditions contained in Article 6 are not satisfied or waived prior to each Monthly Payment Date;

(c) by the Company, in the event of a material breach by any Shareholder of any provision of this Agreement if such breach has not been (a) waived in writing by the Company, or (b) cured by such Shareholder to the reasonable satisfaction of the Company within 5 days after delivery by the Company to such Shareholder of a written notice which describes in detail the breach; or

(d) by the Shareholders collectively, in the event of a material breach by the Company of any provision of this Agreement if such breach has not been (a) waived in writing by the Shareholder holding a majority of the Shares not yet redeemed, or (b) cured by the Company to the reasonable satisfaction of Shareholder holding a majority of the Shares not yet redeemed within 10 days after delivery by the Shareholders to the Company of a written notice which describes in detail the breach.

8.2. Effect of Termination. If this Agreement is terminated as provided above, (a) this Agreement shall forthwith become void and of no further force and effect, and (b) the parties shall be released from any and all obligations hereunder.

ARTICLE 9.

RELEASES

9.1. Release by Shareholders. As of the date of the final payment to a Shareholder hereunder, such Shareholder absolutely and unconditionally, releases and forever discharges the Company and its shareholders, directors, officers, employees, agents, attorneys, predecessors prior to conversion to a corporation, successors and assigns, of and from any and all claims, demands, obligations (other than the payment obligations hereunder), interests, suits, actions or causes of action, at law or in equity, whether arising by contract, statute, common law or otherwise, both direct and indirect, known or unknown, of whatsoever kind or nature, arising or accruing on or prior to the date of such payment.

9.2. Release in Connection with the Payment of the Purchase Price. Each Shareholder acknowledges and agrees that the Purchase Price will only be paid to Shareholders in accordance with the ownership of the respective amount of their Redeemed Shares as shown on Exhibit A.

9.3. Indemnification by Shareholders. Each Shareholder shall defend, indemnify and hold harmless the Company and its shareholders, directors, officers, employees, agents, attorneys, successors and assigns (the “Company Indemnified Parties”) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties, including, without limitation, all reasonable attorneys’ and consultants fees and expenses (collectively “Losses”), suffered or incurred by the Company Indemnified Parties arising out of, relating to or resulting from (a) the inaccuracy of any representation or warranty made by such Shareholder in this Agreement, and (b) the breach by such Shareholder of any covenant or agreement in this Agreement.

ARTICLE 10.

GENERAL PROVISIONS

10.1. Compliance with Laws and Regulations. The sale and transfer of the Redeemed Shares will be subject to and conditioned upon compliance by the Company and each Shareholder with all applicable state and federal laws and regulations and the listing rules of The Nasdaq Stock Market LLC.

10.2. Expenses. Each party shall pay its own costs and expenses incurred in connection with this Agreement and the transaction contemplated hereby, including, without limitation, any attorney’s fees, accounting fees, broker’s fees, finder’s fees, and commissions.

10.3. No Assignment. No party may assign his or its rights or obligations under the Agreement without the prior written consent of the other party.

10.4. Binding Effect. All the terms and provisions of this Agreement shall be binding upon and insure to the benefit of and be enforceable by the personal representatives, and permitted successors and assigns of the parties.

10.5. Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.6. Changes. This Agreement may not be amended, changed, modified or altered unless in writing and executed by the Company and the holders of a majority of the Shares.

10.7. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

10.8. Section Headings. The Section headings of this Agreement are for the convenience of the parties only and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

10.9. Severability; Waiver. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is determined to be overbroad as written, that provision should be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended. Any waiver by a party to declare a breach or seek any remedy available to it under this Agreement or by law will not constitute a waiver as to any past or future breaches or remedies.

10.10. Entire Agreement. This document contains the entire understanding and agreement between the parties with respect to the subject matter set forth herein, and all prior agreements, understandings, discussions, covenants, promises, warranties and representations, oral or written, express or implied, not incorporated herein are superseded hereby.

10.11. No Third Party Beneficiary. This Agreement is solely for the benefit the Company and Shareholders and does not confer any rights to any other party as a third-party beneficiary or otherwise.

10.12. Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Agreement or any amendments thereto.

[signature pages follow]

IN WITNESS WHEREOF, the parties to this Redemption and Waiver Agreement have executed and delivered this Agreement as of the date first set forth above.

QUANTUM COMPUTING INC.

Name:
Title:

Executed, in counterpart, as of the date set forth below.

SHAREHOLDER:

If entity:	If individual:

Name of Entity:	Name:

Title:	Date:

Name:	Address:

Date:

Address:

EXHIBIT A

Shareholder	Series A Convertible Preferred Stock Shares Owned	Total Purchase Price (Shares x $5.50) If No Preferred Stock Shares Are Converted	Warrants
Greenfield Children, LLC	717,274	$3,945,000	0
FirstFire Global Opportunities Fund, LLC	545,455	$3,000,000	0
Jefferson Street Capital, LLC	90,910	$500,000	0
BHP Capital NY, Inc.	72,728	$400,000	0
Robele Corp	36,364	$200,000	0
MBS GLOEQ Corporation	27,273	$150,000	0

EXHIBIT B

STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Quantum Computing Inc., [# of shares] shares of the Series A Convertible Preferred Stock of Quantum Computing Inc., a Delaware corporation, standing in his name on the books of the corporation. The undersigned does hereby irrevocably constitute and appoint the corporation as its attorney-in-fact to transfer the shares on the books of the corporation with full power of substitution in the premises.

Dated:	[NAME OF SHAREHOLDER]

Signature

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